Exhibit 4.3

FORM OF SECOND WARRANTS

        THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS.

ATTUNITY LTD.

WARRANT TO PURCHASE ORDINARY SHARES
NOMINAL VALUE NIS 0.1 PER SHARE

        For VALUE RECEIVED, ___________ (“Plenus”), or any other Holder (as defined in Section 2 hereof) (the “Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Attunity Ltd., a corporation organized under the laws of Israel (“Company”), at any time following the disbursement of the second installment as defined in Section 1.2 of the Loan Agreement between the Warrantholder and the Company dated January _, 2007 (“Loan Agreement”) and not later than 5:00 P.M., Eastern time, on the Expiration Date determined in accordance with Section 3B herein, at the exercise price determined in accordance with Section 3A herein, that number of the Company’s ordinary shares, nominal value NIS 0.1 per share (“Ordinary Shares”) determined in accordance with Section 3A herein. The number of Warrant Shares (as defined below) purchasable upon exercise of this Warrant and the Warrant Price (as defined below) shall be subject to adjustment from time to time as described herein. Notwithstanding anything to the contrary herein, this Warrant shall be void if the second installment as defined in Section 1.2 of the Loan Agreement is not disbursed by the Warrantholder to the Company in accordance with the Loan Agreement, and this Warrant shall not be exercisable unless and until the Second Closing as defined in Section 1.6 of the Loan Agreement has occurred.

        Section 1.     Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

        Section 2.     Permitted Transfers. The Warrantholder shall be entitled to transfer the Warrants to (i) each Participant (ii) any entity which controls, is controlled by or is under common control with the Warrantholder, (iii) if the Warrantholder is a trustee for, or acts on behalf of other person – such other person, (iv) if the Warrantholder is a general or limited partnership – each of its partners and each other partnership managed by the same management company or managing general partner or an entity which controls, is controlled by, or is under common control with, such management company or managing general partner and (v) any other Permitted Transferee, as defined in Section 9.4 of the Loan Agreement. All transfers of this Warrant shall be accompanied by an executed warrant transfer deed, under which the transferee undertakes to be bound by all obligations of the Warrantholder under this Warrant. The form of the deed of transfer is attached hereto as Appendix B.

        Section 3.     Exercise of Warrant.

     (a)        Cash Exercise. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds for the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder’s designee, as the record owner of such shares, as of the close of business on the next business day after the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

     (b)        Cashless Exercise. In lieu of the payment method set forth in sub-section (a) above, the Warrantholder may elect to exchange the Warrant for a number of Warrant Shares computed using the following formula:

X =	Y(A-B)
A

Where	X = the number of Warrant Shares to be issued to the Warrantholder.

Y = the number of Warrant Shares purchasable under the Warrant (adjusted to the date of such calculation, but excluding Warrant Shares already issued under this Warrant).

A= the Fair Market Value (as defined below) of one Ordinary Share.

B = Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” of an Ordinary Share shall mean the most recent closing bid price of the Company’s Ordinary Shares, as published by Nasdaq, prior to the Warrantholder’s exercise of the Warrant.

In the event of a cashless exercise under this Section 3(b), this Warrant must be exercised for all the Warrant Shares then purchasable under this Warrant, and must be surrendered to the Company along with the Notice of Exercise. After such exercise and receipt by the Warrantholder of the appropriate amount of Warrant Shares, this Warrant shall be null and void.

        Section 3A.    Number of Warrant Shares; Warrant Price. The initial number of Ordinary Shares that the Warrantholder may purchase pursuant to this Warrant, and the initial exercise price of this Warrant, shall be determined as follows: (a) the exercise price shall be equal to the average of closing prices of an Ordinary Share as reported on Nasdaq in the 90 days preceding the Second Closing as defined in Section 1.6 of the Loan Agreement (as may be adjusted thereafter, the “Warrant Price”); provided that in order to ensure compliance with Nasdaq rules, in no event whatsoever, shall the initial Warrant Price be lower than $0.18 (subject to adjustment upon a stock split, stock dividend or similar event) and (b) the Warrantholder shall be initially entitled to purchase the number of Ordinary Shares equal to the product of $_______ divided by the initial Warrant Price (as may be adjusted thereafter, the “Warrant Price”).

        Section 3B.    Warrant Period; Expiration Date. Subject to the provisions of Section 10 hereof, this Warrant shall be void after 5:00 P.M. Eastern Time on the fifth anniversary of the date of the occurrence of the Second Closing as defined in Section 1.6 of the Loan Agreement (the “Expiration Date”).

        Section 4.    Compliance with the Securities Act of 1933. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

        Section 5.     Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The holder shall be responsible for income and gift taxes due under federal, state or other law, if any such tax is due.

        Section 6.     Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

        Section 7.     Reservation of Ordinary Shares. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Ordinary Shares, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon the due exercise of this Warrant, duly authorized, validly issued, fully paid and non-assessable Ordinary Shares of the Company.

        Section 8.     Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

     (a)        If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Ordinary Shares in Ordinary Shares, subdivide its outstanding Ordinary Shares into a greater number of shares or combine its outstanding Ordinary Shares into a smaller number of shares or issue by reclassification of its outstanding Ordinary Shares any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of Ordinary Shares or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

     (b)        If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

    (c)        In case the Company shall fix a payment date for the making of a distribution to all holders of Ordinary Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding multiplied by the Market Price (as defined below) per Ordinary Share immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of Ordinary Shares outstanding multiplied by such Market Price per Ordinary Share immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Ordinary Shares are then listed on a national stock exchange, the closing sale price of one Ordinary Share on such exchange on the last trading day prior to the Valuation Date; (b) if the Ordinary Shares are then quoted on the Nasdaq Stock Market, Inc. (“Nasdaq”), the closing sale price of one Ordinary Share on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Ordinary Shares are not then listed on a national stock exchange or quoted on Nasdaq, the Fair Market Value of one Ordinary Share as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Warrantholder. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Value of an Ordinary Share as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the Market Value in respect of subpart (c) hereof, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

    (d)        For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

    (e)        In the event that, as a result of an adjustment made pursuant to this Section 8, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than Ordinary Shares, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

    (f)        Except as provided in subsection (g) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (f)(l) through (f)(6) hereof, deemed to have issued or sold, any Ordinary Shares for a consideration per share less than the Warrant Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Warrant Price shall automatically be reduced, as of the close of business on the effective date of the Trigger Issuance, to the lowest price per share at which any Ordinary Shares were issued or sold or deemed to be issued or sold in the Trigger Issuance; provided, however, that in no event shall the Warrant Price after giving effect to such Trigger Issuance be greater than the Warrant Price in effect prior to such Trigger Issuance.

For purposes of this subsection (f), “Additional Ordinary Shares” shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this subsection (f), other than Excluded Issuances (as defined in subsection (g) hereof).

For purposes of this subsection (f), the following subsections (f)(l) to (f)(6) shall also be applicable (subject, in each such case, to the provisions of subsection (g) hereof) and to each other subsection contained in this subsection (f):

    (f)(1)        Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Ordinary Shares or any stock or security convertible into or exchangeable for Ordinary Shares (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Ordinary Shares are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of Ordinary Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Warrant Price in effect immediately prior to the time of the granting of such Options, then the total number of Ordinary Shares issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price. Except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issue of such Ordinary Shares or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Ordinary Shares upon conversion or exchange of such Convertible Securities.

    (f)(2)        Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Ordinary Shares are issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Ordinary Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Ordinary Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price, provided that (a) except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issuance of such Ordinary Shares upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Warrant Price have been made pursuant to the other provisions of subsection 8(f).

    (f)(3)        Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 8(f)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2), or the rate at which Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2) are convertible into or exchangeable for Ordinary Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of such event shall forthwith be readjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 8(f) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 8(f) (including without limitation upon the redemption or purchase for consideration of Convertible Securities by the Company), the Warrant Price then in effect hereunder shall forthwith be changed to the Warrant Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

    (f)(4)        Consideration for Stock. In case any Ordinary Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Ordinary Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.

    (f)(5)        Record Date. In case the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Ordinary Shares, Options or Convertible Securities or (ii) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

    (f)(6)        Treasury Shares. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Ordinary Shares for the purpose of this subsection (f).

    (g)        Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Warrant Price in the case of the issuance of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants or service providers by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, (B) Ordinary Shares upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, (C) Ordinary Shares issued or issuable by reason of a dividend, stock split or other distribution on Ordinary Shares (but only to the extent that such a dividend, split or distribution results in an adjustment in the Warrant Price pursuant to the other provisions of this Warrant) or (D) capital stock, Options or Convertible Securities issued in an acquisition by the Company of the assets or equity interests of another entity, in connection with a joint venture or other strategic alliance transaction or to lending institutions, licensors of tangible or intangible property or equipment leasing companies in connection with licensing, leasing or financing transactions, in either case approved by the Board of Directors,and (E) the issuance of Ordinary Shares upon the exercise or conversion of any securities described in clauses (A) through (D) above (collectively, “Excluded Issuances”).

        Section 9.     Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional Ordinary Shares would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the Fair Market Value of such fractional Ordinary Shares on the date of exercise. As used in this Warrant, “Fair Market Value” of a an Ordinary Share as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Ordinary Shares are then listed on a national stock exchange, the closing sale price of one Ordinary Share on such exchange on the last trading day prior to the Valuation Date; (b) if the Ordinary Shares are then quoted on Nasdaq, the closing sale price of one Ordinary Share on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Ordinary Shares are not then listed on a national stock exchange or quoted on Nasdaq, the Fair Market Value of one Ordinary Share as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company.

        Section 10.     Extension of Expiration Date. If the Company fails to cause any Registration Statement covering Registrable Securities (unless otherwise defined herein, capitalized terms are as defined in the Registration Rights Agreement referred to in Section 15 below) to be declared effective prior to the applicable dates set forth therein and the Blackout Period (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

        Section 11.     Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder and permitted Tranferees) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

        Section 12.     Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

        Section 13.     Identity of Transfer Agent. The Transfer Agent for the Ordinary Shares is American Stock Transfer and Trust Company. Upon the appointment of any subsequent transfer agent for the Ordinary Shares or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

        Section 14.     Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier. All notices shall be addressed as follows: (i) if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

If to the Company:

Attunity Ltd. Kfar Netter Industrial Park Kfar Netter 40593, Israel Attention: Chief Financial Officer Fax: 972-9-899-3001

If to Plenus:

Plenus II, LP 16 Abba Eben Avenues Herzliya Pituach Israel Attentionn: Shlomo Karako Facsimile: 972-9-957-8770

        Section 15.     Registration Rights. The Warrantholder is entitled with respect to the Warrant Shares to the identical registration rights and the additional terms and conditions (with the exception of the penalties and expense provisions) provided in the Registration Rights Agreement between the Company and certain Purchasers dated May 5, 2004, a copy of which is attached hereto, except that the Registration Statement needs to be decalred effective within 180 days following the date of issuance of this Warrant (rather than as set forth in the Registration Rights Agreement) and that the Registration Statement needs to cover only the number of Warrant Shares and such other reasonably applicable changes.

The rights and obligations of the Company and the Holder set forth in this Section 15 shall survive the exercise of this Warrant.

        Section 16.     Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

        Section 17.     Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Israel, without reference to the choice of law provisions thereof. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to its choice of law provisions. This Agreement shall not interpreted or construed with any presumption against the party causing this Agreement to be drafted.

        Section 18.     No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

        Section 19.     Amendment; Waiver Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the Warrantholder.

        Section 20.     Section Headings. The section heading in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the __ day of January 2007.

ATTUNITY LTD. By: —————————————— Name: Title:

APPENDIX A

WARRANT EXERCISE FORM

To: Attunity Ltd.

Attn: ____________,

    1.        [ ] [____] (Check and initial here if the undersigned elects this alternative) The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] ____________ Ordinary Shares of Attunity Ltd. pursuant to the terms of the attached Warrant (the “Warrant”), and tenders herewith payment in full for the Exercise Price of the shares being purchased.

    1.        [ ] [____] (Check and initial here if the undersigned elects this alternative) In lieu of exercising the Warrant for cash or a check, the undersigned hereby elects to effect the net exercise provision of Section 3(b) of the Warrant and receive [FILL IN NUMBER OF SHARES] _________ Ordinary Shares of Attunity Ltd. pursuant to the terms of the Warrant according to the following calculation (Initial here if the undersigned elects this alternative ________):

X = Y(A-B)	( ) = (____) [(_____) - (_____)]
A	(_____)

Where	X = the number of shares of Warrant Shares to be issued to Warrantholder.

Y = the number of shares of Warrant Shares purchasable under the amount of the Warrant being exchanged (as adjusted to the date of such calculation).

A = the Fair Market Value of one share of the Company’s Ordinary Shares.

B = Exercise Price (as adjusted to the date of such calculation).

    2.        Please issue a certificate or certificates representing said Warrant Shares in the name of the below list of entities, and record same in the Company’s internal share registry, as follows:

Very truly yours,

______________

By: ___________

Title: __________

Date: __________

Appendix B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned (the “Transferor”) hereby assigns and transfers unto ________________________________________ (the “Transferee”) the right represented by the attached Warrant No. _ (the “Warrant”) to purchase _______ [fill in amount of Warrant Shares] Warrant Shares of Attunity Ltd. at an Exercise Price of $___ [fill in Exercise Price], subject to adjustment, out of the total Warrant Shares to which the Warrant relates, and appoints ______________, Attorney, to transfer such right on the books of Attunity Ltd., with full power of substitution in the premises. The Transferor further represents that the transfer is made in accordance with the terms of the Warrant, including, without limitation, with respect to the Transferee being a Permitted Transferee or with respect to which consent to transfer has been given by Attunity Ltd.

Dated: __________________

By: _____________________

Name: ___________________

Signed in the presence of:

By: _____________________

Name: ___________________

And the undersigned Transferee hereby agrees to the transfer of said rights to which the Warrant relates, and agrees to be bound by the terms and conditions of the Warrant. The undersigned further represents that the transfer is made in accordance with the terms of the Warrant.

Dated: __________________

By: _____________________

Name: ___________________

Signed in the presence of:

By: _____________________

Name: ___________________